Exhibit 99.28(e)(v)

NETWORKING UNDERTAKING AND INDEMNITY AGREEMENT

This Networking Undertaking and Indemnity Agreement (“Agreement”) is entered into as of February 3, 2017 by and between Old Westbury Funds, Inc. (the “Fund”) and Foreside Funds Distributors LLC (“Distributor”).

Whereas, the Fund and Distributor entered into an Underwriting Agreement dated as of April 1. 2012 (the “Underwriting Agreement”) in connection with Distributor’s provision of distribution services for the Fund; and

Whereas, pursuant to the Underwriting Agreement, Distributor serves as the principal underwriter of the Fund and provides services with respect thereto, including, but not limited to, entering into agreements with broker-dealers and other third parties for the sale, marketing and trading of the shares (the “Shares”) of Portfolios of the Fund; and

Whereas, in order to facilitate the purchases and redemptions of the Shares, Distributor is required, from time to time, to enter into Fund/SERV and Networking Agreements (each a “Networking Agreement”) with Trust Entities (each a “Trust Entity”), a form of which is attached hereto as Exhibit A, which requires certain representations and undertakings by Distributor, the compliance with which are contingent upon performance by the Fund and/or the Fund’s transfer agent (’Transfer Agent”); and

Whereas, under the Underwriting Agreement, the Fund has undertaken to indemnify the Distributor for certain losses that may arise out of the arrangement contemplated by the Underwriting Agreement; and

Whereas, Distributor has requested that the Fund agree to provide certain undertakings and indemnification to Distributor with respect to each Networking Agreement in order to induce the Distributor to enter into each Networking Agreement; and

Whereas, the Fund desires to provide such undertakings and indemnification.

Now Therefore, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Fund agrees to provide certain undertakings and indemnification to Distributor with respect to each Networking Agreement as set forth below. Except as otherwise set forth herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Underwriting Agreement.

2.	The Fund shall fulfill or cause to be fulfilled any and all Fund and/or Transfer Agent responsibilities in a Networking Agreement, including, without limitation, any and all such responsibilities set forth in Sections I and II of a Networking Agreement (collectively, the “Fund Responsibilities”), for so long as such Networking Agreement remains in effect. The Fund shall promptly notify the Distributor in writing if at any time it becomes aware that the Fund and/or the Transfer Agent cannot fulfill the Fund Responsibilities.

3.	The Fund hereby agrees to indemnify, defend and hold Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled Distributor within the meaning of Section 15 of the Securities Act of 1933 (collectively, the “Distributor lndemnitees”) free and harmless from and

Exhibit 99.28(e)(v)

against any and all losses, claims, demands, damages, liabilities and expenses (including the reasonable cost of investigating or defending such losses, claims, demands, damages, liabilities and expenses and any reasonable counsel fees incurred in connection therewith) (collectively, the “Losses”) which any Distributor Indemnitee may incur arising out of or based upon (a) the Distributor being a party to a Networking Agreement; (b) any failure by the Fund and/or the Transfer Agent to carry out its or their duties and obligations with respect to the Fund Responsibilities; (c) any representations, warranties or covenants made by Distributor in a Networking Agreement with regard to the Fund Responsibilities, or (d) any indemnification provided by Distributor under a Networking Agreement with respect to the performance of Fund Responsibilities; provided, however, that the Fund shall not be required to indemnify any Distributor Indemnitee for any Losses incurred in respect of a Networking Agreement to the extent such Losses arise out of or are based upon the willful misfeasance, bad faith or negligence of the Distributor in the performance of its duties, or its reckless disregard of its obligations and duties, under a Networking Agreement.

4.	If any legal proceeding is instituted or any claim is asserted by any third party with respect to which a Distributor Indemnitee may seek indemnification from the Fund pursuant to this Agreement, the Distributor Indemnitee shall, after receipt by it of notice of the commencement of any such legal proceeding or of any such claim, promptly cause written notice of such legal proceeding or claim to be made to the Fund.

5.	The obligations provided for herein are in addition to the obligations, representations and indemnification provided by the Fund in the Underwriting Agreement, and nothing in this Agreement shall reduce in any way the Fund’s obligations or indemnification provided under the Underwriting Agreement or amend or alter any other provision of the Underwriting Agreement.

6.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

7.	This Agreement may be amended or modified only by a writing signed by all of the parties hereto.

[Signature Page Follows]

Exhibit 99.28(e)(v)

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David Rossmiller
Print Name: David Rossmiller
Title: President & CEO

FORESIDE FUNDS DISTRIBUTORS LLC

By:	/s/ Mark Fairbanks
Print Name: Mark Fairbanks
Title: Vice President

Exhibit 99.28(e)(v)

EXHIBIT A

Form of Fund/SERV and Networking Agreement

Old Westbury Funds. Inc.

FUND/SERV AND NETWORKING AGREEMENT

OLD WESTBURY FUNDS, INC.

This Fund/SERV and Networking Agreement (“Agreement”), entered into as of this ______ day of ______, ____, is by and between Foreside Funds Distributors LLC (“Distributor”) and (“Trust Entity”). The Distributor and the Trust Entity shall be collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Distributor is the principal underwriter and distributor for Old Westbury Funds, Inc. (“Fund Company”), an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”), including each of the separate series or classes thereof (each a “Fund” and collectively referred to as the “Funds”).

WHEREAS, the Trust Entity possesses the authority to act on behalf of its clients who have entered into an agreement with the Trust Entity and who are also current or former clients of Bessemer Trust Company, N .A. and its affiliates, and maintain an interest in an account with the Funds registered in the name of the Trust Entity (the “Client-shareholders”).

WHEREAS, the Trust Entity or its affiliate and the Distributor are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system (“Fund/SERV”) and NSCC’s NETWORKING system (“NETWORKING”);

WHEREAS, the Fund Company and its transfer agent, as such term is defined in the Registration Statement of the Fund Company (the “Transfer Agent”), have access to Fund/SERV and NETWORKING through the Distributor’s NSCC membership;

WHEREAS, NETWORKING permits the transmission of Client-shareholder data between the Trust Entity and the Fund Company pursuant to Networking Levels established by the NSCC or as modified by written agreement between the Trust Entity and the Distributor or the Fund Company (“Networking Levels”), and the Fund Company, through the Distributor’s NSCC membership, and the Trust Entity desire to participate in NETWORKING with each other pursuant to Networking Levels; and

WHEREAS, Fund/SERV permits the transmission of Client-shareholder trade and account registration data between the Trust Entity and the Fund Company or its Transfer Agent pursuant to Trust Level Processing established by the NSCC, and the Fund Company, through the Distributor’s NSCC membership, and the Trust Entity desire to participate in Fund/SERV with each other pursuant to Trust Level Processing.

Exhibit 99.28(e)(v)

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Distributor and the Trust Entity hereby agree as follows:

I.	OBLIGATIONS OF THE DISTRIBUTOR AND THE FUND COMPANY

1.     Transactions Subject to Fund/SERV and NETWORKING. For each Client-shareholder account opened or maintained pursuant to Fund/SERV and NETWORKING (each a “NETWORKING Account’’), the Distributor shall cause the Fund Company or Transfer Agent to accept and effect changes in the Fund Company’s records upon receipt of proper instructions, communications and actions from the Trust Entity electronically through Fund/SERV and/or NETWORKING, and without supporting documentation from the Client-shareholder. The Fund Company or Transfer Agent shall be responsible for processing any such instructions, communications or actions from the Trust Entity and for executing the Trust Entity’s instructions.

2.     Performance of Duties. The Distributor shall cause the Fund Company or Transfer Agent to perform any and all duties, functions, procedures, and responsibilities assigned to it under this Agreement pursuant to the appropriate Networking Level determined by the parties and as otherwise established by the NSCC. Each of the foregoing activities shall be performed in a competent manner and in compliance with (a) all applicable laws, rules, and regulations, including NSCC rules and procedures relating to Fund/SERV and NETWORKING; (b) the then current prospectuses and statements of additional information (“SAI’’) of the Funds; and (c) any provision relating to Fund/SERV and NETWORKING in any written agreement between the Trust Entity and the Distributor or the Fund Company that would affect the Fund Company or Distributor’s duties and obligations under this Agreement.

3.     Accuracy of Information. Confirmed trades and any information (including but not limited to pricing information) provided by the Fund Company or Transfer Agent to the Trust Entity through Fund/SERV and NETWORKING and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.     Tax Statements. The Distributor shall cause the Fund Company or Transfer Agent to provide to the Trust Entity or its designee in a timely manner the information regarding the Fund Company to be included in Client-shareholder tax statements for the period during which any Fund/SERV and NETWORKING account was maintained pursuant to each appropriate Networking Level at any time during a taxable year.

5.     No Payments by Distributor. Notwithstanding anything to the contrary herein, Distributor shall not be obligated to make any payments pursuant to this Agreement.

II.     OBLIGATIONS OF THE TRUST ENTITY

1.     Transactions Subject To Fund/SERV and NETWORKING. During the term of this Agreement, the Fund Company or its Transfer Agent shall honor orders for purchase, redemption, or exchange validly entered through the Fund/SERV system in accordance with the terms of this Agreement.

Exhibit 99.28(e)(v)

2.	Compliance with the Investment Company Act of 1940.

(a)    Trust Entity confirms that it will be considered the Fund Company’s agent for the sole purpose of receiving purchase and redemption orders from Client-shareholders and transmitting them to the Fund Company. Trust Entity may authorize such designees as it deems appropriate to receive orders on its behalf. Trust Entity shall be liable to the Distributor for each such designee’s compliance with this Section 2 to the same extent as if Trust Entity itself had acted or failed to act instead of the designee.

(b)   Trust Entity certifies that it will at all times comply with any relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	The terms of the prospectus;
(ii)	Rule 22c-l(a) and other applicable rules under the 1940 Act; and
(iii)	the provisions of this Agreement.

(c)    Shareholder Information (Rule 22c-2).

A.	Agreement to Provide Information. Trust Entity agrees to provide to the Fund Company or its designee, upon written request of the Fund Company or its designee (or their authorized affiliates), the Taxpayer Identification Number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all shareholders of the account and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every transaction of shares held through an account maintained by Trust Entity during the period covered by the request.

1.	Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. The Fund Company or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund Company.

2.	Form and Timing of Response. Trust Entity agrees to provide, promptly upon request of the Fund Company or its designee, the requested information specified in A. If requested by the Fund Company or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification

Exhibit 99.28(e)(v)

and transaction information specified in A. is itself an intermediary (“Indirect Intermediary”) and, upon further request of the Fund Company or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in A. for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Fund Company. Trust Entity additionally agrees to inform the Fund Company or its designee whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund Company should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

B.	Agreement to Restrict Trading. Trust Entity agrees to execute written instructions from the Fund Company or its designee to restrict or prohibit further purchases or exchanges of shares by a shareholder that has been identified by the Fund Company as having engaged in transactions of the Fund Company’s shares (directly or indirectly through an account with Trust Entity) that violate policies established by the Fund Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund Company.

1.	Form of Instructions. Instructions to restrict trading must include the shareholder(s)’ TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.	Timing of Response. Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Trust Entity.

3.	Confirmation. Trust Entity will provide written confirmation to the Fund Company or its designee that instructions have been executed. Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.     Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to the Trust Entity pursuant to each appropriate Networking Level determined by both parties and as otherwise established by NSCC from time to time. The Trust Entity or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and otherwise to comply with the terms of this Agreement. The Trust Entity shall conduct each of the foregoing activities in a businesslike and

Exhibit 99.28(e)(v)

competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING, and, if the Trust Entity is a member of the Financial Industry Regulatory Authority (“FINRA”), the rules thereof; and (b) any provision relating to Fund/SERV and NETWORKING in any agreement between the Trust Entity and the Distributor or the Fund Company that would affect the Trust Entity’s duties and obligations pursuant to this Agreement. In the event that the provisions of this Agreement or the procedures established by the NSCC conflict with the terms of the prospectus or SAi for any Fund, the terms of such prospectus or SAi shall control.

4.     Accuracy of Information; Transmissions Through and Access to Fund/SERV and NETWORKING. Any information provided by the Trust Entity or its designee to the Fund Company through Fund/SERV and/or NETWORKING and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. All instructions, communications and actions by the Trust Entity regarding each Fund/SERV and NETWORKING Account, to the best of its knowledge and belief, shall be true and correct and shall have been duly authorized by the Client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and NETWORKING and to limit the access to, and the inputting of data into, Fund/SERV and NETWORKING to persons specifically authorized by the Trust Entity.

5.     Information Relating To NETWORKING Accounts.

(a)   Consents and Authorizations. For any NETWORKING Account, the Trust Entity represents and warrants that: (1) the Trust Entity has received prior written consent of each Client-shareholder for such arrangement after informing the Client-shareholder of all material facts relating to this arrangement or (2) the Trust Entity has obtained adequate assurances from the Trust Entity’s designee, as this term is understood in the securities industry, that such designee has obtained such appropriate consent and authorization.

(b)   Client-shareholder Information Relating to Networked Accounts. For each NETWORKING Account subject to NETWORKING at the Networking Level, the Trust Entity or designee shall provide the Fund Company or Transfer Agent with all information necessary or appropriate to establish each Client-shareholder account opened or maintained under the NETWORKING Account (and any subsequent changes to such information) which the Trust Entity hereby certifies, to the best of the knowledge of the Trust Entity or designee, is and shall remain true and correct. The Trust Entity or designee shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and shall advise the Fund Company or the Distributor of any matter that may affect the responsibilities of the Fund Company to Client-shareholders pursuant to the Code. The Trust Entity or designee shall maintain adequate documentation to verify the relevant information regarding each NETWORKING Account.

(c)   Cross-Reference Data and Files. The Trust Entity shall provide all necessary cross-reference data between the Trust Entity’s internal Client-shareholder account numbers, or broker identification number (“BIN”), and the Fund Client-shareholder account number in a format acceptable to the Fund Company. The Fund Company shall establish and maintain said cross-

Exhibit 99.28(e)(v)

reference data in a cross-reference file. The Trust Entity shall be responsible for the accuracy of the cross-reference file, once established, for providing updated information, and for the accuracy of any information or instructions given to the Fund Company regarding the cross-reference file. The Fund Company shall be responsible for maintaining the cross-reference file and for processing such information as provided by the Trust Entity and for executing such instructions of the Trust Entity. The Fund Company shall not be responsible for any changes in the information regarding the cross-reference file until a reasonable period of time after receipt thereof from the Trust Entity.

(d)   Client-shareholder Instructions Regarding NETWORKING Accounts. Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Client-shareholder (including instructions from the Trust Entity’s designee or the Fund Company that were received from the Client-shareholder), the Trust Entity shall promptly execute the Client-shareholder’s instructions to terminate the maintenance of the Client-shareholder’s account through NETWORKING or to effect changes regarding the Networking Levels utilized by the Client-shareholder in accordance with the Client-shareholder’s instructions; provided, however, that the Trust Entity shall be required to terminate the maintenance of a Client-shareholder’s account through NETWORKING only if the Client-shareholder has paid for all shares of the Fund Company in its NETWORKING Account (“Fund Shares”) and the Client-shareholder does not have any obligation, arising out of a margin account or otherwise, to the Trust Entity with respect to the Fund Shares.

(e)   Tax Reporting. The Trust Entity shall be responsible for obtaining all information necessary to ensure that all Client-shareholder accounts are established and maintained in compliance with applicable tax laws, rules, and regulations and, with respect to NETWORKING Accounts subject to NETWORKING at the Networking Level for all Client-shareholder tax reporting.

6.     Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Company, the Trust Entity shall provide the Fund Company, on behalf of a Fund, with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Fund with respect to a Fund or by applicable law, rules or regulations to effect Fund/SERV transactions.

Upon request by the Distributor, the Trust Entity shall promptly make available such records and other records to the Fund or its designee, as the Fund may reasonably request. The Trust Entity also agrees that it will permit the Distributor, the Fund, or any of their representatives, to have reasonable access to the Trust Entity personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

During the term of this Agreement, the Fund Company shall honor orders for purchases, redemptions, and exchanges validly entered through Fund/SERV in accordance with Schedule A.

(a)   As-Of-Transactions. Processing errors that result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary

Exhibit 99.28(e)(v)

transactions on an as-of basis and the cost to the Fund of such transactions shall be borne by the Trust Entity; provided, however, that prior authorization must be obtained from the Fund or its Transfer Agent if the transaction is back dated more than five days or to a previous calendar year.

7.     Trade Confirmation. Any information provided by the Fund Company or Transfer Agent to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement shall satisfy the delivery obligations as outlined by SEC Rule 1Ob- I 0 and, as such, the Trust Entity provides consent to suppress the delivery of this information using paper media. The Trust Entity or its designee will promptly verify accuracy of confirmations of transactions and records received through Fund/SERV.

8.     Solicitation of Proxies. The Trust Entity shall cooperate with the Fund Company or its designee in the solicitation and voting of proxies on behalf of the Client-shareholders.

9.     Marketing of the Funds. The Trust Entity acknowledges that the Funds are intended to be available only to Client-shareholders, and the Trust Entity shall avoid making the Funds generally available to non-Client-shareholders of the Trust Entity.

III. INDEMNIFICATION/DAMAGES

1.     Trust Entity agrees to indemnify, defend and hold harmless the Distributor, its affiliates and the Fund Company, the Funds and their affiliates (including all officers, trustees, directors, employees and agents thereof) (a “Fund Indemnified Party”) from and against any and all claims, losses, demands, liabilities or expenses (including reasonable attorneys’ fees) of any sort or kind which may be asserted against a Fund Indemnified Party for which a Fund Indemnified Party may be held liable in connection with this Agreement (a “Claim”) except to the extent such Claim resulted from the Fund Indemnified Party’s willful misfeasance, bad faith or gross negligence in connection with any activities undertaken pursuant to the terms of this Agreement. All expenses which Trust Entity incurs in connection with its activities under this Agreement shall be borne by the Trust Entity. This Section shall survive the termination of the Agreement or any provision hereof.

2.     Distributor agrees to indemnify, defend and hold harmless the Trust Entity and its affiliates (including all officers, trustees, directors, employees and agents thereof) (a “Trust Entity Indemnified Party”) from and against any and all claims, losses, demands, liabilities or expenses (including reasonable attorneys’ fees) of any sort or kind which may be asserted against a Trust Entity Indemnified Party for which a Trust Entity Indemnified Party may be held liable in connection with this Agreement (a “Claim”); provided, however, such Claim resulted from the Distributor’s willful misfeasance, bad faith or gross negligence in connection with any activities undertaken pursuant to the terms of this Agreement. All expenses which Distributor incurs in connection with its activities under this Agreement shall be borne by the Distributor. This Section shall survive the termination of the Agreement or any provision hereof.

Exhibit 99.28(e)(v)

3.     Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made against any Party indemnified hereunder with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section III, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim, or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim, or demand; provided, however, that (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim, or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim, or demand, and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim, or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

4.     Damages. Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Party shall be liable for special, indirect, incidental, consequential or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if such Party has been advised of the possibility of such damages.

IV. MISCELLANEOUS

1.     Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity by a Fund, the Trust Entity shall promptly repay such overpayment to the Fund after the Trust Entity receives notice of such overpayment.

2.     Overpayments to a Fund. In the event any overpayment is made to a Fund by the Trust Entity, the Fund shall promptly repay such overpayment to the Trust Entity after the Fund receives notice of such overpayment.

3.     Term and Termination. This Agreement shall continue in effect until terminated. Either Party may terminate this Agreement at any time by written notice to the other Party no less than 30 days prior to the termination date, but any such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. The obligations of the Parties under Section III of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof.

4.     Amendment. This Agreement may be amended at any time by mutual written agreement of the Parties.

5.     Conflicting Agreements. Any other understanding between the Distributor or the Fund Company and the Trust Entity relating to Fund/SERV and NETWORKING that is inconsistent

Exhibit 99.28(e)(v)

with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

6.     Anti-Money Laundering Procedures.

Trust Entity will comply with all applicable anti-money laundering laws, rules and regulations, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the USA PATRIOT Act and its implementing regulations (together, “AML Regulations”). The AML Regulations include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the AML Regulations, Trust Entity hereby certifies that it has a comprehensive anti-money laundering compliance program which includes (i) policies, procedures and internal controls for complying with the AML Regulations; (ii) policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; (iii) a designated compliance officer or officers; (iv) training for appropriate employees; and (v) an independent review of the anti-money laundering compliance program.

Further, Trust Entity agrees to comply with all applicable requirements of the Treasury Department’s Office of Foreign Assets Control (“OFAC”) sanctions programs.

Trust Entity will remain in compliance with the AML Regulations and OFAC sanctions programs at all times during which Trust Entity sells and/or services shares of the Funds. Trust Entity will, upon Distributor’s reasonable written request, but not more than once each year, certify that Trust Entity complies with the AML Regulations and OFAC sanctions programs.

7.     Privacy. Notwithstanding anything in this Agreement to the contrary, Trust Entity agrees to keep confidential all information whether written or oral, ideas, techniques, and materials supplied by the Distributor or Fund Company, and shall not distribute the same to any other parties, at any time, except with the express written consent of the Distributor or the Fund Company, as applicable. Trust Entity agrees to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the Distributor or the Fund Company upon termination of this Agreement. Trust Entity acknowledges that certain information made available to the Trust Entity may be deemed non-public personal information under the Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). Trust Entity hereby agrees not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws, to establish and maintain procedures reasonably designed to insure the security and privacy of all such information and to cooperate with the Fund Company or Distributor and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

8.     Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void;

Exhibit 99.28(e)(v)

provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

9.     Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the state of Delaware, without regard for any conflict of law provisions therein.

10. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

11.     Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as a Party may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity:

Attn:

Distributor:	Foreside Funds Distributors LLC
Three Canal Plaza, Suite I 00
Portland, ME 04101
Attn: Legal Department

12.     Waiver. The failure of a Party to insist upon strict adherence to any provision ohhis Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

13.     No Agency or Sale of Securities. Neither Party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the parties.

14.     Force Majeure. Notwithstanding anything to the contrary contained herein, if applicable, no Party shall have liability to the other Party for any losses, damages, injuries, claims, cost or expenses arising as a result of a delay, omission, or error in the transmissions of orders, funds to be provided, or information to be provided hereunder, if applicable, due to acts of God, war, terrorist acts, government regulations, disaster, strikes, civil disaster, fires, floods, earthquakes, inclement weather, curtailment of transportation facilities, interruption of utility services or any other similar acts beyond the Party’s reasonable control; provided the Party has exercised such reasonable diligence as the circumstances require.

Exhibit 99.28(e)(v)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed

as of                         ,             .

Foreside Funds Distributors LLC	[Trust Entity]

By:	By:
Title:	Title:
Date:	Date:

Exhibit 99.28(e)(v)

SCHEDULE A

TIMES FOR INSTRUCTIONS

Trust Entity shall use its best efforts to execute all instructions through Fund/SERV by 5:30 P.M., Eastern Time (“ET”) on the Business Day that is indicated as the trade date for such instructions (“T”). Ifthe Trust Entity fails to execute instructions through Fund/SERV by 12:00

A.M. ET on the business Day after T (“T+l”) it shall notify the Fund Company by 8:30 A.M. ET on T+1 of such failure.

The Trust Entity certifies that all instructions transmitted to Fund Company shall be based on orders received by the Trust Entity or its designees from clients by the close of trading (currently 4:00 P.M. ET) on the New York Stock Exchange (the “Close of Trading”) on T.

The Trust Entity will be deemed to be the agent of the Fund Company and the Funds for the sole purpose of receiving orders from clients prior to the Close of Trading on T (and for no other purpose) and, provided that Trust Entity complies with the terms and conditions of this Agreement, such orders will be deemed received by the Funds on T.

The Trust Entity has until 8:30 A.M. ET on T+ I to notify the Fund Company if a trade is rejected by the Fund due to fund account information or reject reasons listed on the NSCC screen.